Exhibit 10.22

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of September 2010 (the “Effective Date”), by and between INTERACTIVE DATA CORPORATION, a Delaware corporation (the “Company”), a wholly owned indirect subsidiary of Igloo Holding Corporation, a Delaware Corporation (the “Parent”), and ALEX GOOR (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) all previously earned but unpaid benefits accrued through the date of Employee’s termination (including, without limitation, any vested rights under the Company’s stock option and retirement plans) that are not forfeited under the terms of this Agreement or the Company’s benefit plans or programs, payable, or provided in accordance with the terms of such plans or programs, and (iv) any rights Employee has under the Equity Documents, in accordance with their terms.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Parent.

(f) “Cause” shall mean (i) Employee’s failure (except where due to a Disability), neglect, or refusal to perform the material duties of his position hereunder, (ii) any willful or intentional act of Employee that has the effect of materially injuring the business of the Company or its affiliates in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to, any felony, (iv) the commission by Employee of an act of fraud or embezzlement against the Company, or (v) Employee’s material breach of the employment agreement or the Non-Interference Agreement.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company” shall have the meaning set forth in the preamble hereto.

(i) “Company Group” shall mean the Company and its direct and indirect parents (including, without limitation, the Parent) and subsidiaries.

(j) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k) “Delay Period” shall have the meaning set forth in Section 13(a) hereof.

(l) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician mutually selected by the Company and Employee. In the event that Employee and the Company cannot mutually agree on a physician, each shall select one physician and the two selected physicians will mutually select a third physician who will determine the existence, extent or potentiality of Employee’s Disability. The determination of any such physician shall be final and conclusive for all purposes of the Agreement.

(m) “Effective Date” shall have the meaning set forth in the preamble hereto.

(n) “Employee” shall have the meaning set forth in the preamble hereto.

(o) “Equity Documents” shall mean (i) the Option Grant Notice and Agreement entered into between the Parent and Employee as of the Effective Date, (ii) the Side Letter Agreement entered into between the Parent and Employee as of the Effective Date, (iii) the Stock Purchase Agreement dated as of the Effective Date, by and among Employee, on the one hand, and each of Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partner, L.P., Silver Lake Partners III, L.P., and Silver Lake Technology Investors III, L.P., on the other hand, (iv) the Shareholders Agreement dated as of July 29, 2010, by and among the Parent and certain of its investors, and (v) the Registration Rights Agreement dated as of July 29, 2010, by and among the Parent, certain of its investors, the Company, and Igloo Intermediate Corporation, in each case as amended from time to time.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(q) “Good Reason” shall mean, without Employee’s consent, (i) the material diminution of Employee’s title, duties, or responsibilities, (ii) the failure by the Company to pay Employee his Base Salary or Annual Bonus to the extent it is obligated to do so pursuant to this Agreement, (iii) the failure by the Company to allow Employee to participate in the Company’s employee benefit plans generally available from time to time to senior executives of the Company, (iv) the Company’s requiring that Employee’s primary place of business be an office located more than forty (40) miles away from the location of the Company’s office currently located on Church Street in New York, New York; provided, that it is understood that Employee will be required to travel in the course of performing his duties and that such required travel will not constitute “Good Reason” hereunder, (v) Employee’s becoming obligated to report to someone other than the most senior executive officer of the Company, or (vi) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume the Agreement. No termination for Good Reason shall be effective unless Employee has delivered written notice to the Company, within sixty (60) days of Employee’s knowledge of the occurrence of the event purported to give rise to Good Reason, and during the thirty (30) day period following receipt of such notice, the Company has failed to cure such event of Good Reason. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension, including, without limitation, the obligations set forth in Section 4 below.

(r) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(s) “Parent” shall have the meaning ascribed to such term in the preamble hereto.

(t) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(u) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(v) “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(w) “Severance Term” shall mean the period commencing on the termination of Employee’s employment by the Company without Cause or by Employee with Good Reason, and ending on the twenty-four (24) month anniversary thereof.

(x) “Sponsors” shall mean, collectively, investment funds affiliated with Warburg Pincus LLC and Silver Lake Management Company III, L.L.C., and their respective affiliates.

(y) “Term of Employment” shall mean the period specified in Section 2 hereof.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on the Effective Date and shall continue until terminated in accordance with Section 8 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Employee shall be employed and serve as the Chief Information Officer of the Company. Employee also agrees to serve as an officer and/or director of any other member of the Company Group to the extent requested by the Board, in each case without additional compensation. Without limiting the generality of the foregoing, Employee shall be responsible for managing the Company’s technology and operations cost structure and business functions, including substantially all of the groups of employees currently reporting to each of those individuals who, as of September 1, 2010, held the title of Chief Operating Officer or Chief Technology Officer of the Company, as well as the Company’s corporate technology employees, systems, and functions.

(b) Performance. Employee shall devote his full business time, attention, and skill to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors of Nookco LLC, New York Presbyterian Technology Committee, and the Franklin Building Condominium, and up to two (2) other businesses that are not engaged in Competitive Activities (as defined in the Non-Interference Agreement), and (ii) managing his personal investments and affairs; provided, that the activities set out in clauses (i) and (ii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities to the Company Group.

Section 4. Compensation.

During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $500,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Employee shall be eligible for an annual cash incentive bonus award determined by the Board or the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the most senior executive officer of the Company and the Board or Compensation Committee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date, but not later than 2  1/2 months after the last day of the Company’s fiscal year in which it was earned. Employee’s Annual Bonus for 2010 shall be prorated based on the number of days elapsed from the Effective Date through December 31, 2010.

(c) Reimbursement of Legal Expenses. The Company shall reimburse Employee up to $20,000 for any legal fees that Employee may incur in connection with the negotiation and preparation of this Agreement and the Equity Documents.

Section 5. Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to other senior executives of the Company (which, for the avoidance of doubt, will not include any sales commission plan), as determined by the Board or the Compensation Committee. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to other senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to his Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year to which such bonus relates.

Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year to which such bonus relates;

(iii) An amount equal to two times the sum of (x) Employee’s Base Salary as of the date of termination and (y) the greater of (A) Employee’s Annual Bonus for fiscal year immediately preceding the fiscal year of termination and (B) $500,000, such amount to be payable in substantially equal installments during the Severance Term in accordance with the Company’s regular payroll practices; and

(iv) An amount (net of any applicable taxes) equal to the “applicable percentage” of the monthly COBRA premium cost that Employee (and his covered dependents) would be required to pay to continue to participate in the Company’s health plans during the Severance Term, if they elected coverage (determined based on the COBRA premiums in effect as of the date of termination), payable each month during the Severance Term; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits through a subsequent employer; provided further, that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to Employee equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by Employee. The “applicable percentage” shall be the percentage of Employee’s (and his covered dependents’) premium costs that Employee was required to pay (including through customary deductions from Employee’s paycheck) to participate in the Company’s health plans as of the date of termination.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non-Interference Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 9. Non-Interference Agreement.

As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts.

Section 10. Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates (except to the extent such set-off, counterclaim, or recoupment would result in an acceleration or subsequent deferral of non-qualified deferred compensation in a manner that does not comply with the requirements of Section 409A of the Code); provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for (i) withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code and (ii) violations of Section 409A of the Code arising out of the Company’s breach of the Agreement.

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law and Jurisdiction.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN MANHATTAN, NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THE AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INTERACTIVE DATA CORPORATION

/s/ Mason Slaine
By:	Mason Slaine
Title:	Chairman

EMPLOYEE

/s/ Alex Goor
Alex Goor

FORM OF

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated September 15, 2010, with Igloo Holdings Corporation and Interactive Data Corporation (the “Employment Agreement”)), and other good and valuable consideration, I, Alex Goor, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of the Employment Agreement, (ii) any claims that cannot be waived by law, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time, (iv) any claims relating to my rights as an equity holder of the Parent, including such rights arising under the Equity Documents, or (iv) any claims first arising after the date I execute this Release.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

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Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

I agree that at all times after the termination of my employment with the Company I will not make any disparaging or defamatory comments regarding any member of the Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Group or any conduct or events which precipitated any termination of my employment from any member of the Group. Similarly, the Company shall instruct its executive officers and directors to refrain from making any disparaging or defamatory comments regarding me in any respect or making any comments concerning any aspect of my relationship with any member of the Group or the conduct or events that precipitated my termination of employment from any member of the Group (it being understood that the foregoing shall not prevent any representative of the Group from verifying my employment to any potential subsequent employer). However, the obligations under this paragraph shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Alex Goor
Date:

INTERACTIVE DATA CORPORATION

By:
Title: